Exhibit 99.1

Saia Reports Fourth Quarter Earnings per Share of $0.53

JOHNS CREEK, GA. – January 30, 2015 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics services, today reported record fourth quarter and full year 2014 results. Diluted earnings per share were $0.53 for the fourth quarter and include a $0.04 per share positive impact from tax credits for the full year 2014, enacted in the fourth quarter. The Company earned $0.32 per diluted share in the fourth quarter of 2013.

Fourth Quarter 2014 Compared to Fourth Quarter 2013 Results

•	Revenues were $310 million, an increase of 10.7%
•	Operating income increased 40% to $20.6 million compared to $14.7 million
•	Diluted earnings per share were $0.53 including $0.04 in tax credits enacted in the fourth quarter compared to $0.32
•	Operating ratio was 93.4 compared to 94.7
•	LTL tonnage increased 4.3% as LTL shipments were up 7.2% and average weight per LTL shipment fell by 2.7%
•	LTL revenue per hundredweight increased by 6.0%

“Demand in the quarter was consistent with seasonal expectations and I am pleased with the work of our team to deliver 98% on-time service in the quarter. Our significant year-over-year increase in earnings per share was achieved through our balanced approach towards adding tonnage at a reasonable price,” said Saia President and Chief Executive Officer Rick O’Dell.

“We are proud of Saia’s 90 year operating history celebrated in 2014 and it is gratifying to close that year with record revenue and earnings,” O’Dell added.

2014 Results Compared to 2013 Results

•	LTL tonnage increased 6.3%, while yield improved 4.4%
•	Revenues were $1.3 billion compared to $1.1 billion
•	Operating income was $85.7 million compared to $74.4 million
•	Net income was $52.0 million compared to $43.6 million
•	Diluted earnings per share were $2.04 compared to $1.73, which included $0.04 in tax credits enacted in 2013 retroactive to 2012
•	Operating ratio was 93.3 compared to 93.5

Saia, Inc. Fourth Quarter 2014 Results

Financial Position and Capital Expenditures

Total debt was $83.0 million at December 31, 2014. Net of the Company’s $4.4 million cash balance at quarter end, net debt to total capital was 17.7%. This compares to total debt of $76.9 million and net debt to total capital of 20.1% at December 31, 2013.

Net capital expenditures in 2014 were $112 million inclusive of equipment acquired with capital leases. This compares to $122 million in the prior year. The Company currently plans net capital expenditures in 2015 of approximately $125 million. This expenditure level reflects primarily replacement of revenue equipment, and investments in real estate projects and technology.

Conference Call

Management will hold a conference call to discuss quarterly results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 888-359-3624 or 719-325-2495 referencing conference ID #5368032. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saiacorp.com. A replay of the call will be offered two hours after the completion of the call through February 5, 2015 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; loss of significant customers; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental

Saia, Inc. Fourth Quarter 2014 Results

regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; cyber security risks; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:    Saia, Inc.

                           Doug Col

                           dcol@saia.com

                           678.542.3910

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,367	$159
Accounts receivable, net	128,367	117,937
Prepaid expenses and other	56,902	52,157

Total current assets	189,636	170,253

PROPERTY AND EQUIPMENT:
Cost	891,145	797,527
Less: accumulated depreciation	407,505	365,301

Net property and equipment	483,640	432,226

OTHER ASSETS	13,169	14,322

Total assets	$686,445	$616,801

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$42,388	$50,799
Wages and employees’ benefits	28,777	35,248
Other current liabilities	50,176	47,667
Current portion of long-term debt	9,138	7,143

Total current liabilities	130,479	140,857

OTHER LIABILITIES:
Long-term debt, less current portion	73,897	69,740
Deferred income taxes	78,406	69,916
Claims, insurance and other	36,757	31,496

Total other liabilities	189,060	171,152

STOCKHOLDERS’ EQUITY:
Common stock	25	24
Additional paid-in capital	223,713	213,648
Deferred compensation trust	(2,189)	(2,246)
Retained earnings	145,357	93,366

Total stockholders’ equity	366,906	304,792

Total liabilities and stockholders’ equity	$686,445	$616,801

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Years Ended December 31, 2014 and 2013

(Amounts in thousands, except per share data)

(Unaudited)

	Fourth Quarter		Years
	2014	2013	2014	2013
OPERATING REVENUE	$309,648	$279,655	$1,272,321	$1,139,094

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	162,854	144,019	639,633	572,487
Purchased transportation	22,214	17,952	99,610	72,975
Fuel, operating expenses and supplies	73,347	73,405	314,788	306,364
Operating taxes and licenses	9,027	8,530	36,028	36,513
Claims and insurance	6,912	7,409	37,563	25,494
Depreciation and amortization	14,758	13,799	59,022	51,564
Operating gains, net	(36)	(151)	(16)	(721)

Total operating expenses	289,076	264,963	1,186,628	1,064,676

OPERATING INCOME	20,572	14,692	85,693	74,418

NONOPERATING EXPENSES:
Interest expense	1,007	1,584	4,564	6,490
Other, net	(50)	(37)	(99)	(217)

Nonoperating expenses, net	957	1,547	4,465	6,273

INCOME BEFORE INCOME TAXES	19,615	13,145	81,228	68,145
Income tax expense	6,046	5,081	29,237	24,518

NET INCOME	$13,569	$8,064	$51,991	$43,627

Average common shares outstanding — basic	24,624	24,246	24,505	24,154

Average common shares outstanding — diluted	25,565	25,289	25,463	25,205

Basic earnings per share	$0.55	$0.33	$2.12	$1.81

Diluted earnings per share	$0.53	$0.32	$2.04	$1.73

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

(Amounts in thousands)

(Unaudited)

	Years
	2014	2013
OPERATING ACTIVITIES:
Net cash provided by operating activities	$102,170	$101,312

Net cash provided by operating activities	102,170	101,312

INVESTING ACTIVITIES:
Acquisition of property and equipment	(97,750)	(126,358)
Proceeds from disposal of property and equipment	2,905	4,338

Net cash used in investing activities	(94,845)	(122,020)

FINANCING ACTIVITIES:
Repayment of long-term debt	(7,143)	(22,143)
Borrowings (repayment) of revolving credit agreement, net	(3,317)	38,327
Proceeds from stock option exercises	7,623	4,948
Other financing activities	(280)	(586)

Net cash provided by (used in) financing activities	(3,117)	20,546

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,208	(162)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	159	321

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,367	$159

NON-CASH ITEMS:
Acquisition of property and equipment financed with capital leases	$16,886	$—

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended December 31, 2014 and 2013

(Unaudited)

					Fourth Quarter
		Fourth Quarter		% Change	Amount/Workday		% Change
		2014	2013		2014	2013
Workdays					62	62

Operating ratio		93.4%	94.7%

Tonnage (1)	LTL	926	888	4.3	14.94	14.32	4.3
	TL	195	187	4.1	3.14	3.02	4.1

Shipments (1)	LTL	1,597	1,490	7.2	25.77	24.04	7.2
	TL	28	27	4.5	0.45	0.43	4.5

Revenue/cwt. (2)	LTL	$15.33	$14.46	6.0
	TL	$6.16	$5.73	7.5

Revenue/shipment (2)	LTL	$177.72	$172.22	3.2
	TL	$858.96	$802.35	7.1

Pounds/shipment	LTL	1,159	1,191	(2.7)
	TL	13,940	13,992	(0.4)

Length of Haul		773	746	3.7

(1)	In thousands

(2)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company’s revenue recognition policy and other revenue.

Saia, Inc. and Subsidiaries

Financial Information

For the Years Ended December 31, 2014 and 2013

(Unaudited)

					Year Over Year
		Year Over Year		% Change	Amount/Workday		% Change
		2014	2013		2014	2013
Workdays					253	253

Operating ratio		93.3%	93.5%

Tonnage (1)	LTL	3,902	3,670	6.3	15.42	14.51	6.3
	TL	853	708	20.6	3.37	2.80	20.6

Shipments (1)	LTL	6,646	6,260	6.2	26.27	24.74	6.2
	TL	122	102	19.1	0.48	0.40	19.1

Revenue/cwt. (2)	LTL	$14.96	$14.33	4.4
	TL	$5.87	$5.84	0.5

Revenue/shipment (2)	LTL	$175.71	$168.06	4.5
	TL	$821.46	$807.21	1.8

Pounds/shipment	LTL	1,174	1,173	0.1
	TL	13,993	13,821	1.2

Length of Haul		763	741	3.0

(1)	In thousands

(2)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company’s revenue recognition policy and other revenue.